EXHIBIT (j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 187 to Registration Statement No. 002-90946 of Eaton Vance Mutual Funds Trust on Form N-1A of our report dated December 22, 2011 relating to the financial statements and financial highlights of the Eaton Vance Income Fund of Boston appearing in the Annual Report on Form N-CSR of the Eaton Vance Series Trust II for the year ended October 31, 2011, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

February 27, 2012